EXHIBIT 23(ii)

                          [Jackson & Kelly Letterhead]

                                 March 12, 1996

Virginia Electric and Power Company
Richmond, Virginia 23261

                    RE:  VIRGINIA ELECTRIC AND POWER COMPANY
                         FORM 10-K


Gentlemen:

    We consent to the incorporation by reference into the registration statements of Virginia Electric and Power Company on Form S-3 (File No. 33-59581 and File No. 33-60271) of the statements, included in this Annual Report on Form 10-K, made in regard to our firm that are governed by the laws of West Virginia and that relate to franchises, title to properties, limitations upon the issuance of bonds and preferred stock, rate and other regulatory matters, and litigation.

                                Sincerely yours,

                                /s/ JACKSON & KELLY
                                Jackson & Kelly